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                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported)   September 17, 1996


                     Brauvin Income Plus L. P. III
         (Exact name of registrant as specified in its charter)


          Delaware           0-19219                 36-3639043
        (State or other    (Commission             (IRS Employer
        jurisdiction of      File Number)           Identification
          organization)                                  Number)


150 South Wacker Drive,  Suite 3200,  Chicago, Illinois      60606
        (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code      (312) 443-0922


                                   Not Applicable
       (Former name or former address, if changed since last report)
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Item 5 Other Events.

  Capitalized terms not otherwise defined herein shall have the same meaning as in the prospectus of Brauvin Income Plus L.P. III
(the "Partnership") dated October 30, 1989  (the "Prospectus").

  Two legal actions, as hereinafter described, were recently filed against certain of the general partners of the Partnership and affiliates of such general partners, as well as, in one instance, against the Partnership on a nominal basis. Each of these actions was brought by persons purporting to be limited partners of the Partnership. The Partnership is currently analyzing these complaints. The Partnership and/or these certain general partners and their affiliates intend to vigorously defend against such claims.

   On September 17, 1996, a lawsuit was filed in the Circuit
Court of the Seventeenth Judicial Circuit in and for Broward County, Florida, styled Rebecca Scialpi and Helen Friedlander v. Jerome J. Brault, Brauvin Realty Advisors, Inc., Brauvin Realty Advisors II, Inc., Brauvin Realty Advisors III, Inc., and Brauvin Realty Advisors IV, Inc., James L. Brault, and Brauvin Real Estate Funds, L.L.C. and Brauvin High Yield Fund, L.P., High Yield Fund II, L.P., Brauvin Income Plus L.P. III, and Brauvin Corporate Lease Program IV, L.P., Docket No. 96012807. The Partnership, along with the other partnerships proposed to be party to a merger or sale with Brauvin Real Estate Funds, L.L.C., a Delaware limited liability company (the "Purchaser"), is named as a "Nominal Defendant" in the complaint. Jerome J. Brault and the corporate general partner of the Partnership, as well as the corporate general partners of the other partnerships, have been named as Defendants. James L. Brault, an officer of the corporate general partner and the son of Jerome J. Brault, is also named as a Defendant. The complaint alleges a purported class action consisting of claims for breach of fiduciary duties, fraud and breach of the Partnership agreement. The Complaint seeks injunctive relief, as well as compensatory and punitive damages, relating to the proposed transaction with the Purchaser. The Defendants have not yet been required to appear or respond to this complaint.

  On September 18, 1996, a lawsuit was filed in the United
States District Court for the Northern District of Illinois, styled M. Barbara Christman, Joseph Forte, Janet M. Toolson, John Archbold, and Ben O. Carroll v. Brauvin Realty Advisors, Inc., Brauvin Realty Advisors II, Inc., Brauvin Realty Advisors III, Inc., Brauvin Realty Advisors IV, Inc.; Jerome J. Brault; Brauvin Real Estate Funds, L.L.C., Docket No. 96C6025. The Partnership in not named a Defendant in the complaint. Jerome J. Brault and the corporate general partners of the Partnership, as well as the corporate general partners of the other partnerships, have been named as Defendants. The complaint alleges a purported class action consisting of claims for breach of fiduciary duties, breach of the Partnership agreements, breach of a covenant of good faith and fair dealing and violation of the Illinois Consumer Fraud and Deceptive Practices Act, 815 ILCS 505 et seq. The complaint seeks injunctive relief, as well as compensatory and punitive damages, relating to the proposed transaction with the Purchaser. On September 20, 1996 and September 23, 1996, Judge Gottschall of the United States District Court for the Northern District of Illinois entered Orders postponing until October 9, 1996 the Special Meetings of the Limited Partners of the Partnership and of the other partnerships to vote on the proposed transactions with the Purchaser, which meetings had been scheduled for September 24, 1996.

  Despite the uncertainty caused by these lawsuits and their related costs, the Purchaser has informed the Partnership that it will continue its efforts in connection with the Merger.

  As a result of continuing discussions between the Operating General Partners (as defined in the Proxy Statement) and the Offeror (as defined in the Proxy Statement), on September 20, 1996 the Offeror improved and resubmitted its offer to purchase the assets of the Partnership. Although the revised offer still does not address the Partnership's previously expressed concerns regarding the Offeror's financial ability to acquire the assets, the Partnership has agreed to review and is in the process of reviewing the revised offer. Cushman & Wakefield or another independent third-party advisor may also be retained to evaluate the revised offer and possibly to negotiate with each of the Purchaser and the Offeror. If it is determined that the Offeror's revised offer is more beneficial to the limited partners than the Merger and if the Offeror proves that it is able to consummate such a transaction, the limited partners will be notified and the Proxy Statement with respect to the Merger will be amended.

  Also, the resignation of Cezar M. Froelich as an Individual
General Partner of the Partnership became effective on September
17, 1996.

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                             SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                         BRAUVIN INCOME PLUS L.P. III

                  By:      Brauvin Realty Advisors III, Inc.
                           Corporate General Partner


                               By:  /s/ Jerome J. Brault
                                    Jerome J. Brault, Chairman of the Board,
                                    President and Chief Executive Officer

                Dated:   September 23, 1996



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